Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 15, 2022, with respect to the consolidated financial statements of Adicet Bio, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

March 15, 2022